Exhibit 99.1

Contacts:	Jack Lief	Mary Claire Duch
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	212.301.7228
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Third Quarter 2007 Financial Results

San Diego, CA, October 17, 2007 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the third quarter ended September 30, 2007.

Total revenues in the third quarter of 2007 were $5.0 million, compared to $4.4 million in the third quarter of 2006. Total revenues in the first nine months of 2007 were $14.8 million, compared to $25.9 million in the first nine months of 2006. Revenues in the first nine months of 2006 included $9.0 million from milestones received under Arena’s collaborations with Ortho-McNeil Pharmaceutical, Inc. and Merck & Co., Inc. Arena reported a net loss allocable to common stockholders in the third quarter of 2007 of $32.8 million, or $0.54 per share, and a net loss allocable to common stockholders in the first nine months of 2007 of $104.4 million, or $1.71 per share. This compares with a net loss allocable to common stockholders in the third quarter of 2006 of $20.1 million, or $0.43 per share, and a net loss allocable to common stockholders in the first nine months of 2006 of $51.9 million, or $1.14 per share.

“This past quarter we achieved significant company milestones in both our lorcaserin obesity program and our APD125 insomnia program. We announced a positive month 6 independent ESMB review in our lorcaserin Phase 3 BLOOM trial and positive APD125 Phase 2 results,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We continue to achieve the milestones we have guided to over the last few years. Through sustained focus and innovation, we continue to prove our ability to discover and develop novel therapeutics.”

Research and development expenses totaled $32.2 million in the third quarter of 2007, compared to $22.7 million in the third quarter of 2006. Research and development expenses in the first nine months of 2007 totaled $108.8 million, compared to $65.3 million in the first nine months of 2006. The increase in research and development expenses is primarily attributable to increased clinical trial costs related to the Phase 3 lorcaserin BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management) trial and the Phase 2 APD125 trial for the treatment of insomnia. Research and development expenses in the first nine months of 2007 included $3.1 million in non-cash, stock-based compensation expense, compared to $2.2 million in the first nine months of 2006. General and administrative expenses totaled $7.9 million in the third quarter of 2007, compared to $3.9 million in the third quarter of 2006. General and administrative expenses in the first nine months of 2007 totaled $19.6 million, compared to $13.2 million in the first nine months of 2006. This increase in general and administrative expenses is primarily attributable to non-cash, stock-based compensation expense and patent costs, some of which are reimbursed by Arena’s collaborators. General and administrative expenses in the first nine months of 2007 included $3.9 million in stock-based compensation, compared to $1.6 million in the first nine months of 2006.

Cash, cash equivalents and short-term investments totaled $339.1 million at September 30, 2007. Approximately 61.2 million shares of common stock were outstanding at September 30, 2007.

Arena’s Third Quarter Highlights

•                  Announced positive preliminary results from its Phase 2 clinical trial of APD125 in patients with chronic insomnia. When compared to placebo, patients treated with APD125 experienced statistically significant improvements in measurements of sleep maintenance without any impairment of next day cognitive function.

•                  Reported that an independent Echocardiographic Safety Monitoring Board found no reason to stop the ongoing pivotal Phase 3 lorcaserin BLOOM trial following a scheduled review of unblinded echocardiographic data collected after patients completed six months of dosing in the trial. The review confirmed that differences, if any, in the rates of U.S. Food and Drug Administration (FDA)-defined valvulopathy in patients treated with lorcaserin and in the control group did not meet predetermined stopping criteria. The review also confirmed that the rate of FDA-defined valvulopathy in the placebo group is consistent with the Company’s statistical powering assumptions used in the design of the pivotal trial program to monitor patients for any increased risk of developing valvulopathy.

•                  Initiated dosing in a Phase 1 clinical trial evaluating APD791, Arena’s oral, internally discovered drug candidate intended for the treatment of arterial thrombo-embolic diseases. This Phase 1 trial is primarily intended to evaluate the safety and tolerability of single ascending doses of APD791 and will also evaluate the pharmacokinetics and pharmacodynamics of APD791.

Scheduled Earnings Call

Arena will host both a conference call and a webcast to discuss the third quarter 2007 financial results, and to provide a corporate update today, Wednesday, October 17, 2007, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 866.713.8563 for domestic callers and 617.597.5311 for international callers. Please specify to the operator that you would like to join the “Arena Third Quarter Earnings Call.” The participant code for the call is 65424387. The conference call will be webcast live under the investor relations section of Arena’s website at http://www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is currently scheduled to present at the following investment and industry conferences through November 2007:

•                  BIOCOM Investor Conference, October 31-November 2, San Diego, California

•                  CIBC World Markets 18th Annual Healthcare Conference, November 5-7, New York, New York

•                  Acumen BioFin Rodman & Renshaw 9th Annual Healthcare Conference, November 5-7, New York, New York

•                  Lazard Capital Markets Fourth Annual Healthcare Conference, November 27-28, New York, New York

•                  19th Annual Piper Jaffray Health Care Conference, November 27-29, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced product candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for the treatment of obesity. Arena’s broad pipeline of novel compounds targeting G protein-coupled receptors, an important class of validated drug targets, includes compounds being evaluated independently and with its partners, Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the significance of Arena’s recent milestones in its lorcaserin and APD125 programs and data therefrom, Arena’s ability to discover and develop novel therapeutics, the tolerability, side effects, efficacy and potential of Arena’s product candidates and compounds, the protocol, design, scope and other aspects of the Phase 1 clinical trial of APD791, and about Arena’s strategy, internal and partnered preclinical and clinical programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, Arena’s planned clinical trials may not proceed at the time Arena expects or at all, the results of preclinical studies or clinical trials may not be predictive of future results, Arena’s ability to partner lorcaserin, APD125, APD791 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues
Total revenues	$5,041	$4,416	$14,763	$25,870

Expenses
Research and development	32,219	22,727	108,834	65,293
General and administrative	7,885	3,900	19,648	13,238
Amortization of acquired technology	385	385	1,153	1,153
Total expenses	40,489	27,012	129,635	79,684

Interest and other income, net	3,170	2,972	12,092	3,455
Net loss	(32,278)	(19,624)	(102,780)	(50,359)
Dividends on redeemable convertible preferred stock	(535)	(514)	(1,574)	(1,511)
Net loss allocable to common stockholders	$(32,813)	$(20,138)	$(104,354)	$(51,870)

Net loss per share allocable to common stockholders, basic and diluted	$(0.54)	$(0.43)	$(1.71)	$(1.14)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	61,007	47,242	60,887	45,620

Arena Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$339,118	$388,825
Accounts receivable	793	310
Other current assets	12,695	10,551
Land, property and equipment, net	58,523	56,500
Acquired technology, investments and other assets	14,196	12,279
Total assets	$425,325	$468,465

Liabilities and Stockholders’ Equity
Deferred revenues	$6,142	$13,054
Other current liabilities	31,246	22,947
Lease financing obligations & other long-term liabilities	62,927	14,541
Redeemable convertible preferred stock	53,382	51,808
Stockholders’ equity	271,628	366,115
Total liabilities and stockholders’ equity	$425,325	$468,465

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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